UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2004

SANTARUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10590 West Ocean Air Drive, Suite 200, San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 314-5700

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2004, Santarus, Inc. (the “Company”) entered into a Manufacturing and Supply Agreement with OSG Norwich Pharmaceuticals, Inc., a Delaware corporation (the “Agreement”). Under the terms of this non-exclusive Agreement, OSG Norwich Pharmaceuticals has agreed to manufacture commercial quantities of the Company’s Zegerid™ 20mg and 40mg Capsules product, which is currently under development and is an immediate-release formulation of omeprazole. The Company recently initiated pivotal clinical trials evaluating Zegerid™ 20mg and 40mg Capsules. If the trials are successful, the Company plans to file a new drug application seeking U.S. marketing approval for this product.

The Agreement provides for an initial four-year term beginning upon commencement of commercial manufacturing and thereafter continues in force indefinitely unless terminated with 18 months written notice. The Company can also terminate the Agreement, effective immediately, at any time if it decides to no longer market the product, in the event any governmental agency takes any action that prevents the Company from importing, exporting, purchasing or selling the product or in the event of certain regulatory proceedings involving the manufacturer. Either party may terminate the Agreement if the other party fails to perform any material term of the Agreement and fails to cure such breach within a specified time period, subject to prior written notice.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.
Date: October 1, 2004	By:	/s/ Gerald T. Proehl
		Name:	Gerald T. Proehl
		Title:	President and Chief Executive Officer